Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Second Quarter Earnings Rise 26%

Ankeny, IA, December 10, 2014 — Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.28 for the second quarter of fiscal 2015 ended October 31, 2014, compared to $1.01 for the same quarter a year ago. Year to date, diluted earnings per share were $2.56 compared to $2.40 a year ago. “Total inside sales were up 13.6% and total fuel gallons sold were up 8.7% for the quarter,” said Chairman and CEO Robert J. Myers. “The positive sales performance, along with strong fuel margins, helped offset food commodity pressures the Company has experienced throughout the year.”

Fuel – The Company’s annual goal is to increase same-store gallons sold 1% with an average margin of 15.3 cents per gallon. For the second quarter, same-store gallons sold were up 2.3% with an average margin of 19.5 cents per gallon. The Company sold 13 million renewable fuel credits for $6.3 million during the second quarter. “We believe same-store fuel sales have benefited from the lower retail prices as well as our fuel saver program,” said Myers. “Fuel margins remained strong through the second quarter due in part to a steady decline in wholesale costs.” Total gallons sold for the year were up 8.8% with an average margin of 19.2 cents per gallon. Year to date, same-store gallons were up 2.6%.

Grocery and Other Merchandise – Casey’s annual goal is to increase same-store sales 5.3% with an average margin of 32.1%. For the quarter, same-store sales were up 6.6% with an average margin of 32.3%. Myers stated, “The entire category continued to perform well through the second quarter. Packaged beverages are performing especially well, due in large part to our expanded cooler set in new, remodeled, and replaced stores.” Year to date, total sales for the category were $945.5 million and total gross profit was up 12.3% to $306.7 million. Same-store sales for the six months ended were up 7.2%.

Prepared Food & Fountain – The goal for fiscal 2015 is to increase same-store sales 9.5% with an average margin of 60%. For the second quarter, same-store sales were up 11.1% with an average margin of 59.3%. “Our operational initiatives continue to drive sales in the category, and we were able to implement strategic price adjustments at the beginning of the fiscal year,” said Myers. “While the margin has been impacted by high commodity costs, we have experienced a reduction in cheese costs since the end of the quarter.” Total sales for the category were up 17.1% to $395.8 million year-to-date while gross profit rose 12.9% to $235.8 million. Year to date, same store sales are up 11.1%.

Operating Expenses – Year to date, operating expenses increased 13.1% to $489.1 million. For the second quarter, operating expenses were up 13% to $244.8 million. “Operating expenses are up primarily due to newly built, acquired and replaced stores, along with the operational initiatives we have implemented to drive inside sales,” said Myers. “Store level operating expenses for locations that have not been impacted by the initiatives were up 4.2% for the quarter.”

Expansion – The Company’s annual goal is to build or acquire 72 to 108 stores and replace 25 existing stores. As of the end of the second quarter, the Company opened 21 new stores and acquired 29 stores. The Company also completed 13 replacements. “The Company is in excellent position to meet our expansion goal,” stated Myers. “We are pleased with the initial performance of our recently acquired chain of stores in the Fargo, North Dakota area, and our pipeline of new store construction sites is very full.” The Company currently has 26 new and 14 replacement stores under construction, as well as nine store acquisitions, 44 new sites, and 31 replacement sites under contract to purchase.

Dividend – At its December meeting, the Board of Directors declared a quarterly dividend of $0.20 per share. The dividend is payable February 16, 2015 to shareholders of record on February 2, 2015.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2014	2013	2014	2013
Total revenue	$2,150,211	2,015,885	$4,441,397	4,130,634
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,778,929	1,696,600	3,699,201	3,468,928

Gross profit	371,282	319,285	742,196	661,706
Operating expenses	244,781	216,529	489,099	432,503
Depreciation and amortization	37,275	32,416	73,524	62,917
Interest, net	10,360	9,896	20,866	19,472

Income before income taxes	78,866	60,444	158,707	146,814
Federal and state income taxes	28,997	21,014	58,741	53,589

Net Income	$49,869	39,430	$99,966	93,225

Net income per common share
Basic	$1.29	1.03	$2.59	2.43

Diluted	$1.28	1.01	$2.56	2.40

Basic weighted average shares	38,706,611	38,455,216	38,668,453	38,424,146
Plus effect of stock compensation	352,056	432,697	348,522	408,634

Diluted weighted average shares	39,058,667	38,887,913	39,016,975	38,832,780

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31,	April 30,
	2014	2014
Assets
Current assets
Cash and cash equivalents	$71,550	$121,641
Receivables	31,034	25,841
Inventories	199,710	204,833
Prepaid expenses	2,674	1,478
Deferred income taxes	19,296	23,292
Income tax receivable	—	12,473

Total current assets	324,264	389,558

Other assets, net of amortization	16,847	15,947
Goodwill	127,031	120,406
Property and equipment, net of accumulated depreciation of $1,119,932 at October 31, 2014, and of $1,062,278 at April 30, 2014	1,933,766	1,778,965

Total assets	$2,401,908	$2,304,876

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$—
Current maturities of long-term debt	7,888	553
Accounts payable	234,706	250,807
Accrued expenses	144,277	139,529
Income taxes payable	13,301

Total current liabilities	400,172	390,889

Long-term debt, net of current maturities	845,946	853,642
Deferred income taxes	318,478	318,023
Deferred compensation	17,193	16,558
Other long-term liabilities	20,017	22,500

Total liabilities	1,601,806	1,601,612

Total shareholders’ equity	800,102	703,264

Total liabilities and shareholders’ equity	$2,401,908	$2,304,876

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

The previously announced revisions to our financial results for the fiscal 2015 first quarter and fiscal 2014 are reflected in year-to-date results and comparisons to prior periods.

Sales and Gross Profit by Product (Amounts in thousands)

Three months ended 10/31/14	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,470,768	$466,934	$201,196	$11,313	$2,150,211
Gross profit	$89,637	$151,025	$119,322	$11,298	$371,282
Margin	6.1%	32.3%	59.3%	99.9%	17.3%
Fuel gallons	460,740
Three months ended 10/31/13
Sales	$1,416,980	$416,552	$171,751	$10,602	$2,015,885
Gross profit	$67,816	$134,708	$106,171	$10,590	$319,285
Margin	4.8%	32.3%	61.8%	99.9%	15.8%
Fuel gallons	423,895

Sales and Gross Profit by Product (Amounts in thousands)

Six months ended 10/31/14	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$3,077,895	$945,520	$395,807	$22,175	$4,441,397
Gross profit	$177,506	$306,710	$235,834	$22,146	$742,196
Margin	5.8%	32.4%	59.6%	99.9%	16.7%
Fuel gallons	924,954
Six months ended 10/31/13
Sales	$2,931,854	$840,137	$337,999	$20,644	$4,130,634
Gross profit	$159,044	$273,119	$208,925	$20,618	$661,706
Margin	5.4%	32.5%	61.8%	99.9%	16.0%
Fuel gallons	850,444

Fuel Gallons
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	3.0%	2.3%
F2014	3.2	4.2	3.8%	1.8%	3.1%
F2013	-0.2	-0.4	0.6	1.0	0.1

Grocery & Other Merchandise
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	7.7%	6.6%
F2014	6.1	10.2	6.5%	7.2%	7.4%
F2013	2.6	-0.7	3.2	-0.2	0.8

Prepared Food & Fountain
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	11.1%	11.1%
F2014	11.9	12.3	10.7%	12.1%	11.8%
F2013	10.6	10.1	11.6	4.4	8.6

Fuel Margin
(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2015	18.9	¢	19.5	¢
F2014	21.4		16.0		13.6	¢	13.1	¢	16.1	¢
F2013	14.2		14.2		13.1		16.3		14.4

Grocery & Other Merchandise
Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	32.5%	32.3%
F2014	32.7	32.3	31.1%	32.1%	32.1%
F2013	33.4	33.4	31.7	31.7	32.6

Prepared Food & Fountain
Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	59.9%	59.3%
F2014	61.8	61.8	60.8%	60.1%	61.1%
F2013	63.5	62.5	60.6	60.5	61.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 11, 2014. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.